EXHIBIT 99.1


                Rancher Energy Signs Memorandum of Understanding
                             to Attract New Capital

  Agreement May Ultimately Provide Financing to Fund Plan of Reorganization and
                          Provide Additional Liquidity

(Denver, Colorado, November 24, 2009) Rancher Energy Corp. (OTCBB: RNCHQ) announced today the signing of a non-binding memorandum of understanding with a Swiss-based investment firm for a substantial investment into its capital. If completed, the financing contemplated by the memorandum could enable Rancher Energy Corp. to restructure its current debt, provide capital for ongoing operations and additional development of its properties and regain focus on oil production. The investment is subject to a number of conditions, including satisfactory due diligence, execution of definitive agreements and approval of the bankruptcy court. It is estimated that 4 to 8 weeks are required to finalize the due diligence.

"Having only been elected to serve on the Board of Rancher Energy since the beginning of October 2009, we are proud to be able to sign this memorandum of understanding with this Swiss investment firm. It confirms our belief that Rancher Energy can be turned around and be made a profitable company," says Jon
C. Nicolaysen, CEO of Rancher Energy Corp.

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using water flood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil prices combined with advances in oil recovery have made this strategy profitable to other companies in the industry. Rancher Energy hopes to take advantage of this convergence by redeveloping historically productive plays using customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press  release  includes  forward-looking  statements as used in applicable securities regulations. All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such statements are often, but not always, identified by words such as "believes," "anticipates," "hopes," and "contemplates" and includes statements about the Company's ability to successfully develop its properties, increase production and raise necessary financing. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to implement its water flood plan, to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors identified in its reports filed with the Securities and Exchange

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Commission,  over which the Company has little or no control.  Unless  otherwise required by applicable law, the Company does not intend to update publicly these forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:
Jon C. Nicolaysen
President and Chief Executive Officer
303-629-1125